EXHIBIT 10.1

April 15, 2013
Mr. John Voight New Sunrise LLC PO Box 6 Chugwater, WY 82210
Re: Binding Letter or Intent for the purchase of the Sunrise Mine Property

Dear Mr. Voight:

Further to our previous conversations, Titan Iron Ore Corp., a Nevada company (“Titan”) proposes to enter into a potential purchase agreement with New Sunrise LLC (“New Sunrise” or “Owner”), for the purchase of patented lode mining claims, fee lands and other interests in real property and facilities situated in Platte County, Wyoming, (the “Property” or the “Sunrise Mine”), under the following general terms and conditions:

1.
Titan and New Sunrise acknowledge that they have executed a mutually acceptable confidentiality agreement relating to the Property and all associated data and information. Titan shall have the right, for a period of one hundred eighty (180) days from the date of this letter, to complete its due diligence for a possible transaction (the “Due Diligence Period”). During this period New Sunrise shall work exclusively with Titan, and New Sunrise and its affiliates shall not continue or initiate discussions with any other party regarding the possible sale, directly or indirectly, of the Property.  Within ten (10) business days of the parties’ execution of this letter agreement, Titan shall deliver to Owner, or Owner’s nominee, a non-refundable cash payment in the amount of twenty-five thousand dollars ($25,000.00).  Upon Closing, the consideration paid hereunder shall be credited against the Purchase Price.

2.
Consistent with the provisions herein, this letter Agreement may be terminated by Titan at any time during the Due Diligence Period.  At the end of the Due Diligence Period, pending a satisfactory outcome of the due diligence exercise, the parties shall enter into an exclusive agreement to purchase/sell the Property (the “Purchase Agreement”).  The total Purchase Price for the Sunrise Mine is US$12.0 million, which shall be paid in full at Closing, which Closing shall occur no later than sixty (60) days after the end of the Due Diligence Period.

3.
In addition to the standard representations, warranties, indemnities and covenants found in a purchase/sales agreement for mining properties of this type, the Purchase Agreement shall include a form of transaction approximating the following structure:

a.
Owner shall sell the Property to Titan conveying title to the fee lands and patented mining claims under a standard general warranty deed along with representations and warranties customary for a transaction of this type in the mining industry.

b.	Owner shall be responsible for the satisfaction and elimination and removal of the existing mortgage and any liens on the Property.
c.
The conveyance by Owner shall also include unpatented mining claims, mineral leases, any geological reports, core logs and core samples, data, production reports, cost information, laboratory information, buildings, mining equipment, improvements, water rights, accesses and rights-of-way, environmental and operating permits, bonds, sureties and guarantees, and generally all rights and appurtenances which are connected with the mining and business activities of Owner related to the Sunrise Mine, or which are related to the Property historically, all of which shall be delivered free and clear of all liens or other encumbrances. Owner shall also assign at Closing all rights and interests to Titan under existing purchase and sales contracts for iron tailings, waste and fines being sold from the Property.

d.	Owner shall specifically include representations and warranties regarding full and unimpeded rights of access and egress to and from the Property.
e.
Titan and/or its affiliates will at Closing assume all future liabilities of the Sunrise Mine, excluding any environmental and other liabilities associated with the Property created solely by or through the actions of New Sunrise.

4.
During the Due Diligence Period and at all times prior to Closing, Owner shall have the right to continue to operate the Sunrise Mine for purposes of production of iron tailings, waste and fines, as are currently being produced by Owner and sold under existing contracts. Titan or its authorized agents shall have the right, at all times during the term of this Agreement, to enter upon and inspect the Sunrise Mine and all workings thereof and structures thereon, and to make any survey it may deem necessary, either for the purpose of checking the amount of material mined or for an examination of the physical condition of the Sunrise Mine and workings, and for the purpose of taking samples of any material produced therefrom. Titan shall also have the right to import drilling and related equipment for purposes of conducting an exploration program on and at the whole of the Property, provided, that such activities do not unreasonably interfere with Owner’s current operations. At Closing, Titan will assume control of and operate the Property for purposes of production of iron tailings, waste and fines, as are currently being produced by Owner and sold under existing contracts.  Upon termination of this letter Agreement, or in the event the Closing does not occur, Titan agrees to provide copies of all testing, data, due diligence reports and/or other information regarding the Property, to Owner.

5.
During the term of this Agreement, Titan shall have the right (but not the obligation), in the name of Owner, to amend or relocate any or all of the unpatented claims at the Sunrise Mine, to locate lode claims on ground theretofore covered by placer claims and vice versa, to locate mill sites on ground theretofore covered by mining claims and vice versa, to locate state claims on ground theretofore covered by federal claims or mill sites and vice versa, to locate any fractions resulting from such actions, and to take such other actions respecting any or all of the Sunrise Mine as may be authorized by any future federal or state mining laws and as may be determined by Titan to be necessary or desirable in connection with or in furtherance of operations under this Agreement or the protection or advancement of Titan's rights under this Agreement.  The rights of Titan under this Agreement shall extend to all mining claims, mill sites, and leases located, amended, relocated, applied for, acquired, or otherwise affected by actions taken pursuant to this Section. All expenses incurred by Titan in connection with such actions shall be borne by Titan. The parties shall establish an Area of Mutual Interest (“AMI”) which shall be defined as two (2) miles from the outside boundaries of the existing Sunrise Mine property. If either party shall acquire an interest in real property, water rights, or rights to develop  any minerals or other related rights within the AMI during the pendency of this LOI or at any time before Closing, that party (the “Acquiring Party”) shall have the obligation to offer to convey or sell such property interest to the other party, on the same terms and conditions as the Acquiring Party obtained such interest. The other party shall have ten (10) days from notice of the terms of an acquisition of an interest within the AMI to elect to purchase such interest. If New Sunrise is the Acquiring Party, it shall include this acquired interest in the Purchase Agreement upon an election by Titan and the parties shall amend the Purchase Agreement accordingly.

6.
During all periods in which Titan is operating the Sunrise Mine pursuant to this Agreement, or conducting any due diligence activities, Titan shall comply with any and all applicable laws relating to working conditions, wages and hours, workers compensation, mine safety, environmental laws, reclamation rules and regulations, including those related to mine closure proceedings.  Titan shall procure and maintain sufficient insurance, including comprehensive general liability and vehicular liability insurance, on the Sunrise Mine, or on any portions of the surface which Titan is using, in limits which are customary for the mining industry.  Further, Titan agrees to indemnify and hold Owner harmless for any claims, liabilities, suits, costs, demands, expenses (including attorney’s fees), and damages arising from any activity or conduct of Titan or its agents, employees, contractors, subcontractors or assigns, during the Due Diligence Period.

7.
Prior to Closing of the Purchase Agreement, Owner shall pay any and all real Sunrise Mine taxes and assessments levied upon the Sunrise Mine by the State of Wyoming, or any other government entity for any tax year in which this Agreement is in effect.  The parties shall apportion taxes during the year that Closing actually occurs. Owner shall also timely perform, or cause to be performed, annual labor for the benefit of the Sunrise Mine or timely pay all unpatented mining claim maintenance fees, and make all required filings with the county, state and federal governments in order to maintain titles to the Sunrise Mine in effect and in good standing.

8.	Closing of the Purchase Agreement would be subject to the following conditions:
a.	Material accuracy of New Sunrise’s representations and warranties, and material adherence by New Sunrise to covenants, as set forth in the Agreement;
b.	The obtaining of all necessary governmental or regulatory, or third-party consents and approvals;
c.	Absence of litigation or regulatory action which enjoins the contemplated transaction;
d.
Between the execution date of this Agreement and the Closing Date, there have been no material changes in the operations, the title to, the condition, or location of assets, including equipment, on the Property;

e.	Procurement by Titan of sufficient financing to complete the transaction.
f.
In the event Titan determines that any facts, circumstances or conditions relating to the matters covered by its due diligence investigations referred to above exist which were not disclosed to Titan before the execution of the Purchase Agreement, Titan shall provide Owner written notice of any such defects, circumstances or conditions (“Material Defect”), and Owner shall have twenty (20) business days in which to provide Titan with evidence that such Material Defects have been cured.  A defect shall not be deemed to be a Material Defect unless the cost of remediation of such shall be in excess of twenty-five thousand dollars ($25,000.00) per single occurrence.

8           All notices provided for hereunder shall be deemed given and received when (a) personally delivered during business hours on a business day or (b) the next business day following receipt by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, addressed to the applicable party at the address indicated below for such party.  A party may change its address by notice to the other party:

To Owner:             New Sunrise LLC
PO Box 6
Chugwater, WY 82210
Attention: John Voight
Email: johnjavaman@gmail.com
To Titan:
.                                              Titan Iron Ore Company
3040 North Campbell Ave.
Suite 110
Tucson, AZ 85719
Attention: Andrew Brodkey
Email: abrodkey@kriyah.com

9.
The rights of either party hereunder may be assigned or transferred, in whole or in part, without the prior written consent of the other party. This agreement shall be binding upon, and shall inure to the benefit of Owner, Titan and their respective successors and assigns.

10.
The parties will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, engineers, surveyors, bankers, finders, brokers, consultants, accountants and other advisors, incurred at any time in connection with this Agreement or pursuing or consummating the Purchase Agreement.  Notwithstanding Paragraph 3(b) above, Owner shall not be responsible for any claims or liens incurred as a result of any activities and/or expenses of Titan.

11.
This document confirms Titan’s and Owner’s respective agreement and obligation to negotiate, in good faith, a definitive agreement for the purchase and sale of the Property based upon the foregoing terms and conditions. The parties agree that their respective obligations to negotiate, in good faith, a definitive agreement for the purchase and sale of the Property, as well the provisions contained herein, are binding upon each of them, and their respective successors and assigns.

If this proposal is acceptable to you, please sign where indicated below and return one fully-executed copy to the undersigned.

TITAN IRON ORE CORP.

By: /s/ Andrew Brodkey

Andrew Brodkey, CEO

AGREED TO AND ACCEPTED this
15 day of April, 2013

NEW SUNRISE LLC

By: /s/ John Voight

Title:Member